Filed Pursuant to Rule 433
Registration No. 333-168532
September 22, 2010
TREASURY DEPARTMENT ANNOUNCES PRICING OF PUBLIC
OFFERING OF WARRANTS TO PURCHASE COMMON STOCK OF THE
HARTFORD FINANCIAL SERVICES GROUP, INC.
WASHINGTON — The U.S. Department of the Treasury announced today that it priced a secondary public offering of 52,093,973 warrants to purchase common stock of The Hartford Financial Services Group, Inc. (the “Company”) at $13.70 per warrant. The aggregate net proceeds to Treasury from the offering are expected to be $706,264,560. These proceeds provide an additional return to the American taxpayer from Treasury’s investment in the Company beyond the dividend payments it received on the related preferred stock.
The closing is expected to occur on or about September 27, 2010, subject to customary closing conditions. The offering was priced through a modified Dutch auction. Deutsche Bank Securities Inc. is the sole book-running manager and Aladdin Capital LLC, Cabrera Capital Markets, LLC, Lebenthal & Co., LLC, Sanford C. Bernstein & Co., LLC and SL Hare Capital, Inc. are the co-managers for this offering. This offering represents Treasury’s sale of its remaining investment in the Company.
The warrants were offered pursuant to an effective shelf registration statement that was filed by the Company with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering was filed with the SEC on September 20, 2010, and a final prospectus supplement will be filed by the Company with the SEC and will be available on the SEC’s website at http://www.sec.gov.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and prospectus supplement if you request them from Deutsche Bank Securities Inc., Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, telephone: 1-800-503-4611, or by emailing prospectus.cpdg@db.com.
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